EXHIBIT 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Blvd. Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

February 8, 2008

Spicy Pickle Franchising, Inc.
90 Madison Street, Suite 700
Denver, Colorado 80206

Re:	Amendment No.1 to Registration Statement on Form S-1, Registration Statement No. 333-148738 (the “Registration Statement”)

Gentlemen:

We have acted as counsel to Spicy Pickle Franchising, Inc., a Colorado corporation (the “Company”), in connection with the preparation of the Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale to the public of 13,218,750 shares of the Company’s common stock, $0.001 par value (the “Shares”), by certain selling shareholders.

In connection with rendering the opinion set forth below, we have reviewed: (a) the registration statement and exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the proceedings of the Board of Directors of the Company relating to the registration and the proposed issuance of the Shares; and (e) such statutes, records and other documents and matters as we have deemed necessary.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon that review and subject to the qualifications and limitations stated herein, we are of the opinion that the 13,218,750 Shares are duly authorized and, if issued and sold pursuant to the terms of the registration statement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion in the registration statement filed with the Commission in connection with the registration of the Shares and to reference to our firm under the heading “Legal Matters” in the registration statement and the prospectus included therein. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the registration statement, including this opinion as an exhibit or otherwise.

/s/ RICHARDSON & PATEL LLP
RICHARDSON & PATEL LLP